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                           BENEFITS PLAN AND AGREEMENT

                          STANDARD PARKING CORPORATION

                                       AND

                                JAMES A. WILHELM


         This Benefit Plan and Agreement ("Plan") has been adopted and entered into as of this 22nd day of December, 1986, by and between STANDARD PARKING CORPORATION ("Standard"), an Illinois corporation, and JAMES A. WILHELM ("Wilhelm"), currently of Chicago, Illinois.

                                    RECITALS:
         A. Standard presently is engaged in the business of developing, operating, managing and leasing motor vehicle parking facilities and the rendering of consulting services to developers, operators, managers and lessees of parking facilities.

         B. Pursuant to a certain Executive Employment Agreement dated November 1, 1985 (the "Executive Employment Agreement") between various companies related to or affiliated with Standard, as "the Employer Corporations", and Wilhelm, as "the Executive", Wilhelm is rendering services on a full time basis to Standard and such Employer Corporations. This Plan is intended to provide to Wilhelm certain benefits in addition to those to which he is entitled under the Executive Agreement and is not intended to otherwise modify or affect any of the terms and provisions of the Executive Employment Agreement, including all of Wilhelm's duties, obligations and restrictions thereunder.

         C. Standard values the services of Wilhelm and wishes to encourage Wilhelm to continue his employment with Standard and/or one or more of the Affiliates in a capacity which involves the rendering of supervisory services in connection the operation of parking facilities with respect to which Standard or an Affiliate is the operator, manager or of such parking facilities.

         D. Standard wishes to adopt a plan which will provide Wilhelm (or his designated beneficiaries) with certain death and retirement benefits, subject to certain specified conditions.


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                                    CLAUSES:
         In consideration of the foregoing Recitals and other good and valuable consideration, the parties hereby adopt and enter into the Plan as hereinafter set forth.
                                   ARTICLE ONE

                                   DEFINITIONS

         1.1 "Affiliate" shall mean and include: (i) any corporation, the controlling voting stock of which is owned by Standard or the principal shareholders of Standard; (ii) any partnership, a general partner of which is a shareholder of Standard; (iii) any other business enterprise, the controlling interest of which is beneficially owned by a shareholder of Standard or any of the foregoing; (iv) any corporation which is included in the definition of "the Employer Corporations" in the Executive Employment Agreement; and (v) any company or business enterprise for whom Standard or any Affiliate is rendering consulting or similar services with respect to the development, operation, management or leasing of a parking facility.

         1.2 "Cause" shall mean the happening of any of one or more of the following: Wilhelm shall be convicted of a felony by a Court of competent jurisdiction; Standard or an Affiliate determines, in its sole discretion but based upon reasonable criteria and assumptions, that Wilhelm has committed fraud, embezzlement or any other act of material dishonesty against Standard or an Affiliate; Wilhelm shall willfully and in bad faith make public statements or take or cause to be taken any actions which reflect in a material adverse manner upon Standard or an Affiliate or the business of any of the foregoing; Wilhelm shall materially breach any covenants contained in this Plan or his Executive Employment Agreement; or Wilhelm shall, directly or indirectly, engage or participate on an equity or other basis in a business which is competitive of the business of Standard or any Affiliate.

         1.3 "Guaranteed Cash Value" shall mean the present value, as of the last anniversary of the Policy to which premiums have been paid, of future benefits provided by the Policy, as such present value is determined in accordance with or as indicated in the Table of Values set forth in the Policy, less any outstanding loans and loan interest.

         1.4 "Wilhelm's Employment" shall mean the continuous employment of Wilhelm, without interruption for any reason (including Permanent Disability) for a period exceeding thirty (30) business days, in a supervisory, managerial or executive position, from time to time, by Standard or any of its

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Affiliates or by any successor of any of them or any surviving corporation resulting from a merger of any of them with another corporation.

         1.5 "Permanent Disability" shall mean an inability due to bodily injury, sickness or disease for Wilhelm to perform substantially all of the duties of his employment with Standard, as such employment exists immediately prior to the commencement of such bodily injury, sickness or disease.

         1.6 "Policy" shall mean the insurance policy on the life of Wilhelm which, for the purposes set forth in Section 2.1, Standard intends to acquire and maintain during Wilhelm's Employment.

         1.7 "Policy Year" shall mean a policy year as defined in the Policy.

         1.8 "Total Cash Value" shall mean the cash surrender value of the Policy as of the last anniversary of the Policy to which premiums have been paid, such cash surrender value being the sum of (a) the Guaranteed Cash Value,
(b) any due and unpaid dividend, (c) the Guaranteed Cash Value of any dividend additions, (d) the value of any dividends left at interest and (e) any unearned loan interest, and less any outstanding loans and loan interest.

         1.9 "Withdrawable Dividends" shall mean a current dividend (if any) payable under the Policy, dividends left in the Policy at interest and the cash value of paid-up additional insurance purchased with dividends payable under the Policy.

                                   ARTICLE TWO

                       PURPOSE AND IMPLEMENTATION OF PLAN

         2.1 The purpose of this Plan is to provide Wilhelm with certain specified retirement benefits and/or a death benefit equal to the amount of death benefit payable under an insurance policy on his life (the "Policy"), taking into account for such purpose contemplated withdrawals from the Policy from time to time to fund retirement benefits to be paid hereunder to Wilhelm after he attains age sixty-five (65); provided, however, that Standard is to retain from such death benefit payable under the Policy and the death benefit payable to Wilhelm is to be reduced by the greater of (a) the Guaranteed Cash Value of the Policy immediately preceding Wilhelm's death or (b) the aggregate amount of premiums or other sums paid by Standard or an Affiliate in connection with the maintenance of the Policy prior to Wilhelm's death. The policy is to be acquired and maintained by Standard during Wilhelm's Employment and is intended to be acquired with premium rates which do not exceed Three Thousand Three Hundred Sixty-Eight Dollars ($3,368.00) per year. The Policy is intended to be fully paid for upon Wilhelm attaining

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age sixty-five (65) or upon his prior death, provided that Wilhelm's Employment continues until the occurrence of either such event. Provided that Wilhelm's Employment continues until he attains age sixty-five (65), Standard intends to pay to Wilhelm the sum of Seventy-Five Thousand Dollars ($75,000.00) per year until the earlier of Wilhelm's eightieth birthday or his death. During such period, Standard also intends to withdraw the sum of Seventy-Five Thousand Dollars ($75,000.00) per year from Withdrawable Dividends. Upon the death of Wilhelm (before or after attaining age 65), Standard further intends to pay, to whomsoever Wilhelm may designate as beneficiary, or to his estate if there is no named beneficiary, an amount equal to the death benefit heretofore described in this Section 2.1.

         2.2 To implement the funding of this Plan, application has been made by Standard with the Guardian Life Insurance Company for an insurance policy on the life of Wilhelm which is intended to provide an initial and minimum death benefit of $100,000 and sufficient dividend accumulations (including dividends which are reflected in the cash value of paid-up additional insurance purchased with such dividends) which, together with current dividends, will enable Standard to withdraw from such dividends the sum of Seventy-Five Dollars ($75,000.00) per year from and after Wilhelm attains age sixty-five (65) and until he attains age eighty (80), or until his death if prior to attaining age eighty (80). At such time as the Policy shall issue, a true, correct and complete copy thereof shall be attached hereto as Exhibit "A" and shall become a part hereof. The Policy and all rights thereunder, including the right to the proceeds thereof, are to be owned exclusively by Standard and at all times shall be subject to the claims of Standard's creditors.

         2.3 It is the express intention of the parties that all annual payments to be made to Wilhelm under this Plan shall be made by Standard only to the extent of Withdrawable Dividends existing at the time that each annual payment is due to Wilhelm and that the death benefit payable for the benefit of Wilhelm under this Plan shall be paid by Standard only to the extent of the death benefit received by Standard under the Policy, less the amount to be retained by Standard from the death benefit received under the Policy as described in
Section 2.1.

         2.4 It is intended by both parties that this Plan shall not constitute an employment agreement for a fixed term.

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                                  ARTICLE THREE

                             UNDERTAKING OF STANDARD

         3.1 During Wilhelm's Employment, Standard shall pay all premiums due in connection with the Policy and, until Wilhelm attains age sixty-five (65), shall have all policy dividends used to purchase paid-up additional life insurance under the Policy and shall make such elections under the Policy as are appropriate for such purpose.

         3.2 Standard shall have and at all times retain all ownership and related rights in the Policy (subject at all times to the claims of Standard's creditors) and, except for the withdrawals described in Section 2.3, agrees that during Wilhelm's Employment it will not borrow against the cash value of the Policy or otherwise encumber or hypothecate the Policy or any interest therein for any purpose whatsoever.

         3.3 Subject to the conditions and limitations set forth in this Section
3.3 and the other terms and provisions set froth in this Plan, Standard agrees to pay to or for the benefit of Wilhelm the benefits hereinafter described:

                  (a) Provided that Wilhelm's Employment continues until he attains age sixty-five (65), Standard thereafter shall pay to Wilhelm the sum of Seventy-Five Thousand Dollars ($75,000.00) per year until the earlier of Wilhelm's eightieth birthday or his death. The payment of such sum shall be made on or before the sixtieth day of the first Policy Year following Wilhelm's 65th birthday and on or before the sixtieth day of each succeeding Policy Year which commences prior to the earlier of Wilhelm's eightieth birthday or his death. Notwithstanding anything contained herein to the contrary, Standard shall be required to make each sum annual payment only to the extent of Withdrawable Dividends existing at the time that such annual payment is due to Wilhelm. Such payments to be made to Wilhelm shall not to be reduced, however, by reason of any portion or all of Withdrawable Dividends not being available to fund such payments because of claims of creditors.

                  (b) Upon the death of Wilhelm during Wilhelm's Employment or after attaining age 65 if Wilhelm's Employment continues until he attains age 65, Standard shall pay to whomsoever Wilhelm may designate as beneficiary, or to his

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         estate if there is no named beneficiary, an amount equal to the full death benefit payable under the Policy (if any) less an amount equal to the greater of (i) the Guaranteed Cash Value of the Policy immediately preceding Wilhelm's death or (ii) the aggregate amount of premiums or other sums paid by Standard or an Affiliate in connection with the maintenance of the Policy prior to Wilhelm's death. For the foregoing purpose, if Wilhelm's death occurs after he attains age sixty-five
         (65), the death benefit payable under the Policy shall be determined on the basis of the sum of Seventy-Five Thousand Dollars ($75,000) having been withdrawn from Withdrawable Dividends on the first day of each Policy Year beginning after Wilhelm's sixty-fifth (65th) birthday (whether or not such sum or any other sum in fact has been withdrawn).

                  (c) In the event that, prior to Wilhelm attaining age 65, Wilhelm's Employment terminates by reason of Permanent Disability and the cause of such Permanent Disability is such that it qualifies as disability for the purpose of any applicable disability waiver of premium option with regard to the Policy and premiums are thereby deemed to have been paid pursuant to such option, then, to the extent of Withdrawable Dividends existing from time to time, the obligation to make annual payments pursuant to subsection (a) shall not terminate by reason of the termination of Wilhelm's Employment, and the death benefit payable pursuant to subsection (b) shall be payable if the Policy has remained in force until the death of Wilhelm by reason of the waiver of premiums pursuant to such option.

                  (d) Annual payments made by Standard to Wilhelm after he has attained the age of sixty-five (65) shall be deemed to constitute deferred compensation paid by Standard to Wilhelm. A lump sum payment made by Standard to the designated beneficiary or estate of Wilhelm following his death shall be deemed to constitute a death benefit paid by Standard by reason of Wilhelm's death.

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                                  ARTICLE FOUR

                             UNDERTAKINGS OF WILHELM

         4.1 Wilhelm shall fully cooperate in submitting to such examinations and provide such other information as the insurance company may require from time to time to enable Standard to obtain and maintain the Policy.

         4.2 Wilhelm shall not take or fail to take action which will either increase Standard's premium cost for the Policy or which would, directly of indirectly, cause that Policy to lapse or otherwise be cancelled by the issuing insurance company.

                                  ARTICLE FIVE

                             RIGHTS IN THE EVENT OF
                    TERMIANTION OF EMPLOYMENT PRIOR TO AGE 65

         5.1 In the event that Wilhelm's Employment is terminated prior to attaining age 65, by reason of his resignation or otherwise at his instance or by Standard or an Affiliate (as the case may be) at its instance for Cause, except as a result of Permanent Disability, then all the benefits payable to Wilhelm under the Policy shall lapse and terminate. In that event Standard, shall have the option: (i) to cancel the Policy and obtain and retain all amounts then payable as a result of such cancellation; or (ii) continue the Policy in full force and effect designating itself or whomsoever it may elect as beneficiary thereunder; or (iii) otherwise deal with the Policy in any manner allowable by law under the terms of the Policy. In case of Wilhelm's Permanent Disability, Standard shall continue to maintain said insurance as if such disability had not occurred.

         5.2 In the event that Wilhelm's Employment is terminated prior to attaining age 65, by reason of Permanent Disability or at the instance of Standard or an Affiliate (as the case may be) other than for Cause:

                  (a) If prior to Wilhelm having attained age forty-seven (47), then Wilhelm shall have the option, to be exercised by giving written notice to Standard within ninety (90) days followed the termination of Wilhelm's Employment, to purchase the Policy by paying Standard an amount equal to the greater of (i) the then Total Cash Value of the Policy, without deduction for any penalties or charges which would be applicable upon surrender of the Policy, or (ii) the aggregate amount of premiums or other sums paid by Standard or an Affiliate in connection with the maintenance of the Policy. Upon exercise by Wilhelm of an option hereunder to


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         purchase the Policy, Wilhelm thereafter shall be vested with full rights of ownership in the Policy, free of all claims thereto by Standard. If so requested in writing by Wilhelm, Standard agrees to cooperate with Wilhelm in borrowing against the Total Cash Value of the Policy in order to provide the required for payment to Standard.

                  (b) If subsequent to Wilhelm having attained age forty-seven
         (47), then Wilhelm shall have the option, to be exercised by giving written notice to Standard within ninety (90) days following the termination of Wilhelm's Employment, to purchase the Policy by paying Standard an amount equal to the greater of (i) the then Guaranteed Cash Value of the Policy, without deduction for any penalties or charges which would be applicable upon surrender of the Policy, or (ii) the aggregate amount of premiums or other sums paid by Standard or an Affiliate in connection with the maintenance of the Policy.

                  (c) Upon exercise by Wilhelm of an option hereunder to purchase the Policy and the transfer and assignment of the Policy to Wilhelm pursuant to such exercise, Wilhelm thereafter shall be vested with full rights of ownership in the Policy, free of all claims thereto by Standard. If so interested in writing by Wilhelm, Standard agrees to cooperate with Wilhelm in borrowing against the cash value of the Policy in order to provide the required amount for payment to Standard. Following the transfer and assignment of the Policy to Wilhelm pursuant to his exercise of an option hereunder to purchase the Policy, Standard shall have no further obligations pursuant to this Plan and shall be entitled to receive from Wilhelm, at its request and as a condition to such transfer and assignment, a release executed by Wilhelm as to all of Standard's obligations pursuant to this Plan. Any such release shall be in form and substance reasonably acceptable to Standard.

         5.3 For the purposes of this ARTICLE FIVE, the determination as to whose instance at which Wilhelm's Employment is terminated and whether or not Cause exists shall be made solely by Standard. Any such determination by Standard shall be made with the use of reasonable judgment and criteria.

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                                   ARTICLE SIX

                                  MISCELLANEOUS

         6.1 This Plan shall be construed and the performance hereunder determined in accordance with the laws of the State of Illinois.

         6.2 If the application for insurance as described herein shall be rejected by the insurance company or if the premium rate payable therefor shall exceed Three Thousand Three Hundred Sixty-Eight Dollars ($3,368.00) per year and Standard shall be unwilling to pay the increased amount, then this Plan shall be deemed to have been terminated and of no further force and effect.

         6.3 This Plan shall be binding respectively upon the heirs, successors, legal representatives of the parties hereto. The parties have executed this Plan as of the date first above written.

                                                    STANDARD PARKING CORPORATION

                                                    By:   /s/ Myron Wakshaver,
                                                       -------------------------
                                                               President

                                                        /s/ James A. Wilhelm
                                                    ----------------------------
                                                    James A. Wilhelm

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